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                  [LETTERHEAD OF BAKER & BOTTS APPEARS HERE]


                                                                     EXHIBIT 5.2


                                                                    June 6, 1996

J. Ray McDermott, S.A.
1450 Poydras Street
New Orleans, Louisiana  70112-6050

Re:  Registration Statement on Form S-3 (No. 333-01971)

Ladies and Gentlemen:

     This firm has acted as special U.S. counsel for J. Ray McDermott, S.A., a Panama corporation (the "Company"), in connection with the registration under the United States Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-3 (Reg. No. 333-01971) (the "Registration Statement") of the offer and sale by the Company of up to U.S. $250,000,000 aggregate principal amount of senior subordinated notes due 2006 of the Company (the "Notes"). As set forth in the Registration Statement, certain legal matters in connection with the Notes are being passed upon by us. We understand that the Notes are to be sold pursuant to the terms of a Purchase Agreement (the "Purchase Agreement") in substantially the form filed as Exhibit 1.1 to the Registration Statement and an Indenture in substantially the form filed as
Exhibit 4.1 to the Registration Statement (the "Indenture"). At your request, this opinion is being furnished to you for filing as Exhibit 5.2 to the Registration Statement.

     In our capacity as your counsel in the connection referred to above, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the Certificate of Incorporation and the Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company (the "Board") authorizing the registration of the Notes; (iii) the Registration Statement and exhibits thereto, including the form of Indenture; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained.

     On the basis of the foregoing, we are of the opinion that, assuming (i) the taking of all necessary corporate action by the Company, including action by the Board and the duly authorized Pricing Committee of the Board to approve the terms of the offering of the Notes, including approval of the terms and conditions of, and the authorization, execution and delivery of, the Purchase Agreement, the Indenture and the Notes, (ii) the due execution and delivery of the
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J. Ray McDermott, S.A.                                              June 6, 1996

Indenture, (iii) the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, and (iv) the due execution and authentication of the Notes pursuant to and in accordance with the Indenture, the Notes, when delivered in accordance with the terms of the Indenture and duly purchased and paid for in accordance with the terms of the Indenture and the Purchase Agreement, will be validly issued, and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforcement is subject to (i) any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other laws relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     The opinion set forth above is limited in all respect to matters of the laws of the State of New York and the federal laws of the United States of America, to the extent applicable.

     We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement, and to the reference to us under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.


                                       Very truly yours,


                                       Baker & Botts, L.L.P.